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                                                                 EXHIBIT 11.1





                       COMPUTATION OF EARNINGS PER SHARE
                       ---------------------------------


                                                June 30,          June 30,
                                                  1996              1997
                                               ----------        ----------
Net income (loss)                              $2,824,383        $3,353,495
                                               ==========        ==========
Weighted average shares outstanding             7,214,642         7,371,366
Number of shares calculated using the
  treasury stock method in accordance
  with APB15                                      541,084           515,932
                                               ----------        ----------
Total weighted average shares outstanding       7,752,634         7,887,298
                                               ==========        ==========
Earnings per share (loss)                      $     0.36        $     0.43
                                               ==========        ==========